UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(703) 287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Iridium 2013 Executive Cash Performance Bonus Plan

On March 13, 2013, the Performance Sub-Committee of the Compensation Committee of the Board of Directors (the “Sub-Committee”) of Iridium Communications Inc. (the “Company”) approved the terms of the Company’s 2013 Executive Cash Performance Bonus Plan (the “Iridium Bonus Plan”), operating under and as part of the Company’s 2012 Equity Incentive Plan.

Executives of the Company or an affiliate who are (i) employed during the 2013 calendar year (the “Performance Period”), (ii) at the level of Executive Vice President or above and subject to Section 16 of the Securities Exchange Act of 1934, and (iii) regular employees of the Company or an affiliate through the date the bonus is paid are eligible to participate in the Iridium Bonus Plan. Pursuant to the Iridium Bonus Plan, each participant is eligible to receive an incentive bonus (the “Bonus Award”) calculated in part by reference to a “Target Bonus Award” determined for such participant by the Compensation Committee of the Board of Directors or the Sub-Committee (which we refer to together as the “Committee”). The Target Bonus Award is calculated by multiplying the participant’s base salary earned during the Performance Period by a Committee-approved Target Bonus Percentage.

On March 13, 2013, the Committee established the Target Bonus Percentage (expressed as a percentage of earned base salary) under the Iridium Bonus Plan for each of the Company’s principal executive officer, principal financial officer and other named executive officers, other than Donald L. Thoma, as set forth in the table below.

Officer	Title	Target Bonus Percentage
Matthew J. Desch	Chief Executive Officer	90%
Thomas J. Fitzpatrick	Chief Financial Officer	75%
S. Scott Smith	Executive Vice President, Satellite Development and Operations	70%
John M. Roddy	Executive Vice President, Global Operations and Product Development, Iridium Satellite	60%

The actual bonus award will be calculated by multiplying the Target Bonus Award by a corporate performance factor determined by the Committee, which can range from 0% to 200% based on the achievement of the following corporate performance goals: (i) OEBITDA (as defined below); (ii) specified strategic goals set forth in the Iridium Bonus Plan; (iii) non-GAAP revenue (as defined below); and (iv) net subscriber additions for two of the Company’s product lines. The resulting amount may then be reduced but not increased by the Committee based on a personal performance factor ranging from 0% to 100%.

“OEBITDA” is defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, the impact of purchase accounting, and changes in the fair value of warrants. “Non-GAAP revenue” is GAAP total revenue adjusted to exclude the impact of purchase accounting.

Any amounts paid under the Iridium Bonus Plan are subject to recoupment from participants in accordance with any clawback policy that the Company is required to adopt pursuant to applicable laws.

The description of the Iridium Bonus Plan contained herein is a summary of the material terms of the Iridium Bonus Plan, does not purport to be complete, and is qualified in its entirety by reference to the Iridium Bonus Plan. A copy of the Iridium Bonus Plan is filed as Exhibit 10.1 and incorporated herein by reference.

Aireon 2013 Cash Performance Bonus Plan

Mr. Thoma, the chief executive officer of the Company’s Aireon LLC subsidiary and a named executive officer of the Company, is not a participant in the Iridium Bonus Plan for 2013. On March 13, 2013, the Committee approved the terms of the Aireon LLC 2013 Cash Performance Bonus Plan (the “Aireon Bonus Plan”), in which Mr. Thoma is a participant.

If Mr. Thoma is (i) employed by Aireon or an affiliate (including the Company) during the 2013 calendar year, (ii) not a participant in the Iridium Bonus Plan, and (iii) a regular employee of Aireon or an affiliate (including the Company) through the date the bonus is paid, he is eligible to participate in the Aireon Bonus Plan. Mr. Thoma is eligible to receive an incentive bonus calculated in part by reference to a “Target Bonus Award” determined for Mr. Thoma by the Committee. The Target Bonus Award is calculated by multiplying Mr. Thoma’s base salary earned during the 2013 calendar year by a Target Bonus Percentage of 60%, which was approved by the Committee on March 13, 2013.

The actual bonus award will be calculated by multiplying the Target Bonus Award by an Aireon performance factor determined by the Committee, which can range from 0% to 200% based on the achievement of strategic, customer contract and budgetary goals for Aireon determined by the Committee. The resulting amount will then be multiplied by a personal performance factor determined by the Committee ranging from 0% to 150%.

The description of the Aireon Bonus Plan contained herein is a summary of the material terms of the Aireon Bonus Plan, does not purport to be complete, and is qualified in its entirety by reference to the Aireon Bonus Plan. A copy of the Aireon Bonus Plan is filed as Exhibit 10.2 and incorporated herein by reference.

Discretionary Aireon Bonus

On March 13, 2013, the Committee, on the recommendation of the compensation committee of Aireon, awarded Mr. Thoma a discretionary bonus in the amount of $188,100 in recognition of the substantial progress made in the Aireon business during 2012, including the closing of the investment agreement with NAV CANADA. This bonus for Mr. Thoma was paid by the Company but will be reimbursed to the Company by Aireon under the terms of the parties’ intercompany administrative services agreement, pursuant to which the Company provides management and other services to Aireon.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Iridium Communications Inc. 2013 Executive Cash Performance Bonus Plan

10.2	Aireon LLC 2013 Cash Performance Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: March 18, 2013	By:	/s/ Thomas D. Hickey
	Name:	Thomas D. Hickey
	Title:	Chief Legal Officer